Exhibit 99.1

VMLOGIX, INC.

AMENDED AND RESTATED

2006 STOCK INCENTIVE PLAN

1.	DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the terms set forth on Exhibit A - Definitions, shall have the meanings used therein.

2.	PURPOSE OF THE PLAN.

The purpose of this Plan is to advance the interests of the Company and its Affiliates, by encouraging ownership of Common Stock by Key Employees, directors, officers, consultants or advisors of the Company and its Affiliates, stimulating the efforts of employees who are selected to be Participants on behalf of the Company, aligning the long-term interests of Participants with those of stockholders, heightening the desire of participants to continue in working toward and contributing to the success of the Company, assisting the Company in competing effectively with other enterprises for the services of new employees who will advance the success of the Company, and attracting and retaining the best available individuals for service as directors of the Company, and generally providing additional incentive for them to promote the success of the Company’s business through the grant of Stock Rights of or pertaining to shares of the Company’s Common Stock. The Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code, but not all Stock Rights are required to be ISOs. The Plan, as amended and restated shall be effective on the Effective Date.

3.	SHARES SUBJECT TO THE PLAN.

(a) The initial maximum number of Shares which shall be reserved and available for Stock Rights pursuant to this Plan shall be 1,832,755 shares, subject to adjustment in accordance with Section 12 hereof. Shares issued under the Plan may be authorized but unissued shares of Common Stock or shares of Common Stock held in treasury. In addition to the foregoing, at no time shall the number of Shares issued pursuant to any Stock Rights other than an Option exceed 500,000 Shares; subject, however, to the provisions of Section 12 of the Plan.

(b) For purposes of applying the foregoing limitation if any Option expires, terminates, or is cancelled for any reason without having been exercised in full, or if any other Stock Right is forfeited by the recipient, the Shares not purchased by the Participant or which are forfeited by the Participant shall again be available for Stock Rights to be granted under the Plan. Notwithstanding the foregoing, (a) Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Stock Right under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company to satisfy the tax withholding obligations related to any Stock Right under the Plan, shall not be available for subsequent Stock Rights under the Plan and (b) Shares not issued or delivered as a result of the net settlement of an outstanding Option may not again be made available for issuance under the Plan. In addition, settlement of any Stock Right shall not count against the foregoing limitations except to the extent settled in the form of Shares. Shares issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury.

(c) Shares issuable under the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Administrator.

4.	ADMINISTRATION OF THE PLAN.

The Plan shall be administered by the Administrator; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Administrator under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Administrator’s exercise of its authorities hereunder; and provided further, however, that the Administrator may delegate to an executive officer or officers the authority to grant Stock Rights hereunder to employees who are not officers, and to consultants or advisors, in accordance with such guidelines as the Administrator shall set forth at any time or from time to time. Subject to the provisions of the Plan, the Administrator shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Stock Right granted or to be granted by the Company under the Plan including the Key Employee, director, officer, consultant or advisor to receive the Stock Right and the form of Stock Right. In making such determinations, the Administrator may take into account the nature of the services rendered by the respective employees, directors, officers, consultants, and advisors, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Administrator in its discretion shall deem relevant. Subject to the provisions of the Plan, the Administrator shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Option Agreements and Stock Grant Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto.

5.	ELIGIBILITY.

(a) The Administrator will, in its sole discretion, name the Participants in the Plan, provided, however, that each Participant must be a Key Employee, director or consultant of the Company, or an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an employee, director or consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the delivery of the Agreement evidencing such Stock Right. ISOs may be granted only to Key Employees. Non-Qualified Options and Stock Grants may be granted to any

Key Employee, director or consultant of the Company or an Affiliate or any other eligible Participant. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Stock Rights.

(b) Subject to the provisions hereof relating to adjustments upon changes in the shares of Common Stock, no employee shall be eligible to be granted Options or Stock Grants covering more than 1,000,000 shares of Common Stock during any calendar year.

(c) Each grant of a Stock Right shall be subject to all applicable terms and conditions of the Plan (including but not limited to any specific terms and conditions applicable to that type of Stock Right), and such other terms and conditions, not inconsistent with the terms of the Plan, as the Administrator may prescribe. Any additional terms of a Stock Right shall be set forth in the Option Agreement or Stock Grant Agreement, as applicable.

(d) From and after the Effective Date, no further grants of Stock Rights shall be made under the Plan.

6.	PROHIBITION ON REPRICING AND RELOAD GRANTS.

(a) Other than in connection with a change in the Company’s capitalization (as described in Section 12 of the Plan), without stockholder approval (i) the exercise price of an Option may not be reduced, and (ii) no Option may be amended or cancelled for the purpose of repricing, replacing or regranting such Option with an exercise price that is less than the original exercise price of such Option.

(b) Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any Option.

7.	TERMS AND CONDITIONS OF OPTIONS.

(a) The granting of an Option shall take place at the time specified in the Option Agreement. Only if expressly so provided in the applicable Option Agreement shall the date as of which an Option is granted (the “Grant Date”) be the date on which the Option Agreement shall have been duly executed and delivered by the Company and the Participant.

(b) The price at which Shares may be acquired under each ISO shall be not less than 100% of the Market Value of Stock on the Grant Date, or not less than 110% of the Market Value of the Shares on the Grant Date if the Participant is a Ten Percent Owner. The price at which Shares may be acquired under each Non-Qualified Option shall not be less than 100% of the Market Value of Stock on the Grant Date.

(c) No ISO may be exercised on or after the tenth anniversary of the Grant Date, or on or after the fifth anniversary of the Grant Date if the Participant is a Ten Percent Owner. The Option period under each Non-Qualified Option shall not be so limited solely by reason of this Section.

(d) An Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Administrator may determine. In the case of an Option not otherwise immediately exercisable in full, the Administrator may Accelerate such Option in whole or in part at any time; provided, however, that in the case of an ISO, any such Acceleration of the Option would not cause the Option to fail to comply with the provisions of Section 422 of the Code or the Participant consents to the Acceleration.

(e) An Option may be exercised by the Participant giving written notice, in the manner provided in Section 19, specifying the number of shares with respect to which the Option is then being exercised. The notice shall be accompanied by payment in the form of cash or check payable (or other applicable method of payment approved by the Administration and set forth in the applicable Option Agreement) to the order of the Company in an amount equal to the exercise price of the shares to be purchased or, subject in each instance to the Administrator’s approval, acting in its sole discretion, and to such conditions, if any, as the Administrator may deem necessary to avoid adverse accounting effects to the Company, by delivery to the Company of Shares having a Market Value equal to the exercise price of the shares to be purchased.

If the Shares are traded on an established market, payment of any exercise price may also be made through and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of Shares subject to an Option in a brokered transaction (other than to the Company). Receipt by the Company of such notice and payment in any authorized or combination of authorized means shall constitute the exercise of the Option. Within thirty (30) days thereafter but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Optionee or his agent a certificate or certificates for the number of Shares then being purchased. Such shares shall be fully paid and nonassessable.

(f) An ISO shall be considered to be an ISO only to the extent that the number of Shares for which the Option first becomes exercisable in a calendar year do not have an aggregate Market Value (as of the date of the grant of the Option) in excess of the “current limit”. The current limit for any Participant for any calendar year shall be $100,000 minus the aggregate Market Value at the date of grant of the number of shares of Stock available for purchase for the first time in the same year under each other ISO previously granted to the Participant under the Plan, and under each other incentive stock option previously granted to the Participant under any other incentive stock option plan of the Company and its Affiliates. Any Shares which would cause the foregoing limit to be violated shall be deemed to have been granted under a separate Non-Qualified Option, otherwise identical in its terms to those of the ISO.

(g) Each person exercising any ISO granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of such shares prior to the expiration of the holding periods specified by Section 422(a)(1) of the

Code and, if and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements.

8.	TERMS AND CONDITIONS OF STOCK GRANTS.

(a) Stock Grants shall be issued under the Plan for such consideration, in cash, other property or services, or any combination thereof, as is determined by the Administrator.

(b) Each Participant receiving a Stock Grant, subject to subsection (c) below, shall be issued a stock certificate in respect of such Shares subject to the Stock Grant. Such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock Grant substantially in the following form:

The transferability of this certificate and the shares represented by this certificate are subject to the terms and conditions of the VMLogix, Inc. 2006 Stock Incentive Plan, as amended and restated, entered into by the registered owner and VMLogix, Inc. Copies of such Plan and Agreement are on file in the offices of VMLogix, Inc.

(c) The Administrator may require that the stock certificates evidencing Shares subject to a Stock Grant be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Shares covered by such Stock Grant.

(d) During the Restriction Period applicable to Stock Grants, such shares shall be subject to limitations on transferability and a Risk of Forfeiture arising on the basis of such conditions related to the performance of services, Company or Affiliate performance or otherwise as the Administrator may determine and provide for in the applicable Stock Grant Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Administrator on such basis as it deems appropriate.

(e) Except as otherwise provided in the Plan or the applicable Stock Grant Agreement, at all times prior to lapse of any Risk of Forfeiture applicable to, or forfeiture of, a Stock Grant, the Participant shall have all of the rights of a stockholder of the Company, including the right to vote, and the right to receive any dividends with respect to, the Shares subject to the Stock Grant. The Administrator, as determined at the time of the Stock Grant, may permit or require the payment of cash dividends to be deferred and, if the Administrator so determines, reinvested in additional Shares subject to a Stock Grant to the extent shares are available under Section 3.

(f) If and when the Restriction Period expires without a prior forfeiture of the Stock Award, the certificates for such shares shall be delivered to the Participant promptly if not theretofore so delivered.

9.	RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right, except after: (a) due exercise of the Option or acceptance of the Stock Grant in compliance with the terms of the Stock Right and tender of the full purchase price, if any, for the Shares being purchased pursuant to such exercise or acceptance; and (b) registration of the Shares in the Company’s share register in the name of the Participant.

10.	NON-TRANSFERABILITY OF STOCK RIGHTS.

Except as otherwise provided in this Section 10, Stock Rights shall not be transferable, and no Stock Right or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All of a Participant’s rights in any Stock Right may be exercised during the life of the Participant only by the Participant or the Participant’s legal representative. However, the Administrator may, at or after the grant of a Non-Qualified Option or Stock Grant, provide that such Stock Right may be transferred by the recipient to a family member; provided, however, that any such transfer is without payment of any consideration whatsoever and that no transfer shall be valid unless first approved by the Administrator, acting in its sole discretion. For this purpose, “family member” means any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which the foregoing persons have more than fifty (50) percent of the beneficial interests, a foundation in which the foregoing persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty (50) percent of the voting interests.

11.	EFFECT OF TERMINATION OF EMPLOYMENT, ETC.

Unless the Administrator, in its sole discretion shall at any time determine otherwise with respect to any Stock Right, if the Participant’s employment or other association with the Company and its Affiliates ends for any reason, including because of the Participant’s employer ceasing to be an Affiliate, (a) any outstanding Option of the Participant shall cease to be exercisable in any respect not later than ninety (90) days following that event and, for the period it remains exercisable following that event, shall be exercisable only to the extent exercisable at the date of that event, and (b) any other outstanding Stock Right the Participant shall be forfeited or otherwise subject to return to or repurchase by the Company on the terms specified in the applicable Option Agreement or Stock Grant Agreement. Military or sick leave or other bona fide leave shall not be deemed a termination of employment or other association, provided that it does not exceed the longer of ninety (90) days or the period during which the absent Participant’s reemployment rights, if any, are guaranteed by statute or by contract.

12.	ADJUSTMENT PROVISIONS

(a) Adjustment for Corporate Actions. Subject to Section 13, if subsequent to that date the outstanding Shares (or any other securities covered by the Plan by reason of the prior application of this Section) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to Shares of Common Stock, through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such Shares, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of shares provided in Section 3, (ii) the per-Participant limit in Section 5(b), (iii) the numbers and kinds of shares or other securities subject to the then outstanding Stock Rights, (iv) the exercise price for each Share or any other securities subject to then outstanding Options (without change in the aggregate purchase price as to which such Options remain exercisable), and (v) the repurchase price of each Stock Grant then subject to a Risk of Forfeiture in the form of a Company repurchase right.

(b) Dissolution or Liquidation. Upon dissolution or liquidation of the Company, other than as part of an Acquisition or similar transaction, each outstanding Option shall terminate, but the Participant shall have the right, immediately prior to the dissolution or liquidation, to exercise the Option to the extent exercisable on the date of dissolution or liquidation.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. In the event of any corporate action not specifically covered by the preceding Sections, including but not limited to an extraordinary cash distribution on Shares, a corporate separation or other reorganization or liquidation, the Administrator may make such adjustment of outstanding Stock Rights and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. The Administrator may make adjustments in the terms and conditions of, and the criteria included in, Stock Rights in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

13.	ACQUISITION

(a) Consequences of an Acquisition

(i) Effective upon the consummation of an Acquisition, the Administrator or the board of directors of the surviving or acquiring entity (as used in this Section 13(a), also the “Administrator”), shall, as to outstanding Stock Rights (on the same basis or on different bases as the Committee shall specify), make appropriate provision for the continuation of such Stock Rights by the Company or the assumption of such Stock Rights by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such Stock Rights either (A) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition (net of any exercise price of such Stock Rights), (B) shares of stock of the surviving or acquiring entity or (C) such other securities or other consideration as the Administrator deems appropriate, the fair market value of which (as determined by the Administrator in its sole discretion) shall not materially differ from the fair market value of the Shares subject to such Stock Rights immediately preceding the Acquisition. In the event such surviving or acquiring entity (if any) does not assume or substitute Stock Rights as provided herein, such Stock Rights shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Administrator determines, and if such Awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Administrator.

(ii) In addition to or in lieu of the foregoing, with respect to outstanding Options, the Administrator may, on the same basis or on different bases as the Administrator shall specify, upon written notice to the affected Participants, provide that one or more Options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such Options shall terminate, or provide that one or more Options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the Administrator in its sole discretion) for the shares subject to such Options over the exercise price thereof. Unless otherwise determined by the Administrator (on the same basis or on different bases as the Administrator shall specify), and assuming there is no Acceleration of vesting as provided in subsection (a) herein, any repurchase rights or other rights of the Company that relate to an Option or other Stock Right shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for an Option or other Stock Right pursuant to this Section 13(a). The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

(iii) Notwithstanding anything to the contrary herein, the Administrator may, in its sole discretion, provide that the vesting of any or all Stock Rights shall Accelerate upon an Acquisition. In such case, such Stock Rights shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Administrator determines, and if such Stock Rights are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Administrator.

(iv) Notwithstanding anything to the contrary herein, in the event of an involuntary termination of services for any reason other than death, disability or Cause within six (6) months following the consummation of an Acquisition, any Stock Rights assumed or substituted in an Acquisition which are subject to vesting conditions and/or a right of repurchase in favor of the Company or a successor entity, shall Accelerate in full. All such Accelerated Awards shall be exercisable for a period of one (1) year following termination, but in no event after expiration date of such Award. As used in this subsection (iv) only, “Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company, or any other intentional misconduct by such person adversely affecting the business or affairs of the Company in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company may consider as grounds for the dismissal or discharge of any Participant or other person in the service of the Company.

(v) In the event of an Acquisition while a Participant is an Outside Director, the vesting of any and all Stock Rights shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Administrator determines, and if such Stock Rights are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Administrator.

(b) Assumption of Options upon Certain Events. In connection with a merger or consolidation of an entity with the Company or a subsidiary of the Company or the acquisition by the Company or a subsidiary of the Company of property or stock of an entity, the Administrator may grant Stock Rights under the Plan in substitution for stock, and stock-based and performance-based awards issued by such entity or an Affiliate thereof to its employees, directors or other key persons of such entity (herein referred to as “Substitute Awards”). The Substitute Awards shall be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any Substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3.

14.	SETTLEMENT OF AWARDS.

(a) In General. Options shall be settled in accordance with their terms. All other Stock Rights may be settled in cash, Shares, or other Stock Rights, or a combination thereof, as determined by the Administrator at or after grant and subject to any contrary Stock Grant Agreement or Option Agreement. The Administrator may not require settlement of any Stock Rights in Shares pursuant to the immediately preceding sentence to the extent issuance of such Shares would be prohibited or unreasonably delayed by reason of any other provision of the Plan.

(b) Violation of Law. Notwithstanding any other provision of the Plan or the relevant Option Agreement or Stock Grant Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of Shares covered by a Stock Right may constitute a violation of law, then the Company may delay such issuance and the delivery of a certificate for such shares until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:

(i) the shares are at the time of the issue of such shares effectively registered under the Securities Act of 1933, as amended (the “Securities Act”); or

(ii) the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such shares or such beneficial interest, as the case may be, does not require registration under the Securities Act or any applicable State securities laws.

The Company shall make all reasonable efforts to bring about the occurrence of said events.

(c) Corporate Restrictions on Rights in Stock. Any Shares to be issued pursuant to Stock Rights granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter, certificate or articles, and by-laws, of the Company. In addition, either at the time a Stock Right is granted or by subsequent action, the Administrator may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued under a Stock Right, including without limitation (1) restrictions under an insider trading policy, (2) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant or Participants, and (3) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

(d) Investment Representations. The Company shall be under no obligation to issue any shares covered by any Stock Right unless the Shares to be issued pursuant to Stock Rights granted under the Plan have been effectively registered under the Securities Act or the Participant shall have made such written representations to the Company (upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such shares will be exempt from the registration requirements of that Act and any applicable state securities laws and otherwise in compliance with all applicable laws, rules and regulations, including but not limited to that the Participant is acquiring the shares for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such shares.

(e) Registration. If the Company shall deem it necessary or desirable to register under the Securities Act or other applicable statutes any Shares issued or to be issued pursuant to Stock Rights granted under the Plan, or to qualify any such Shares for exemption from the Securities Act or other applicable statutes, then the Company shall take such action at its own expense. The Company may require from each recipient of a

Stock Right, or each holder of Shares acquired pursuant to the Plan, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for that purpose and may require reasonable indemnity to the Company and its officers and directors from that holder against all losses, claims, damage and liabilities arising from use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. In addition, the Company may require of any such person that he or she agree that, without the prior written consent of the Company or the managing underwriter in any public offering of Shares, he or she will not sell, make any short sale of, loan, grant any option for the purchase of, pledge or otherwise encumber, or otherwise dispose of, any Shares during the 180 day period commencing on the effective date of the registration statement relating to the underwritten public offering of securities. Without limiting the generality of the foregoing provisions of this Section 14(e), if in connection with any underwritten public offering of securities of the Company the managing underwriter of such offering requires that the Company’s directors and officers enter into a lock-up agreement containing provisions that are more restrictive than the provisions set forth in the preceding sentence, then (1) each holder of Shares acquired pursuant to the Plan (regardless of whether such person has complied or complies with the provisions of clause (2) below) shall be bound by, and shall be deemed to have agreed to, the same lock-up terms as those to which the Company’s directors and officers are required to adhere; and (1) at the request of the Company or such managing underwriter, each such person shall execute and deliver a lock-up agreement in form and substance equivalent to that which is required to be executed by the Company’s directors and officers.

(f) Placement of Legends; Stop Orders; etc. Each Share to be issued pursuant to Stock Rights s granted under the Plan may bear a reference to the investment representation made in accordance with Section 14(d) in addition to any other applicable restriction under the Plan, the terms of the Stock Right and to the fact that no registration statement has been filed with the Securities and Exchange Commission in respect to such Shares. All certificates for Shares or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) Tax Withholding. Whenever Shares are issued or to be issued pursuant to Stock Rights granted under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates for such shares. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the recipient of an

Stock Right. However, in such cases Participants may elect, subject to the approval of the Administrator, acting in its sole discretion, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold shares to satisfy their tax obligations. Participants may only elect to have Shares withheld having a Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Administrator deems appropriate.

15.	RESERVATION OF STOCK.

The Company shall at all times during the term of the Plan and any outstanding Stock Rights granted hereunder reserve or otherwise keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan (if then in effect) and the Stock Rights and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

16.	LIMITATION OF RIGHTS IN SHARES; NO SPECIAL SERVICE RIGHTS.

A Participant shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the Shares subject to a Stock Right, unless and until a certificate shall have been issued therefor and delivered to the Participant or his agent. Any Shares to be issued pursuant to Stock Rights granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the Certificate of Incorporation and the By-laws of the Company. Nothing contained in the Plan or in any Option Agreement or Stock Grant Agreement shall confer upon any recipient of a Stock Right any right with respect to the continuation of his or her employment or other association with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment, advisory or consulting agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment, advisory or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or other association with the Company and its Affiliates.

17.	UNFUNDED STATUS OF PLAN.

The Plan is intended to constitute an “unfunded” plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments with respect to Options and Stock Grants hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

18.	TERMINATION AND AMENDMENT OF PLAN.

The Board may at any time terminate the Plan or make such modifications or amendments of the Plan as it shall deem advisable; provided that the Board will not modify or amend the Plan if such amendment or modification would require stockholder approval under the Code or the rules of Nasdaq or the Securities and Exchange Commission. Unless the Board otherwise expressly provides, no amendment of the Plan shall affect the terms of any Stock Right outstanding on the date of such amendment. In any case, no termination or amendment of the Plan may, without the consent of any recipient of a Stock Right granted hereunder, adversely affect the rights of the recipient under such Stock Right. In addition, the Board may not, without the approval of the stockholders of the Company obtained within twelve (12) months before or after the Board adopts a resolution authorizing any of the following actions, amend the Plan to modify the provisions of Section 6 regarding the prohibitions on repricing and reload grants.

The Administrator may amend the terms of any Stock Right theretofore granted, prospectively or retroactively, provided that the Stock Right as amended is consistent with the terms of the Plan, but no such amendment shall impair the rights of the recipient of such Stock Right without his or her consent.

19.	NOTICES AND OTHER COMMUNICATIONS.

Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to the recipient of a Stock Right, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Chief Financial Officer (and with a copy sent contemporaneously to the General Counsel), or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report. It is intended that all exercises of options shall be effective, and the Company shall use its best efforts to bring about compliance with all applicable legal and regulatory requirements within a reasonable time, except that the Company shall be under no obligation to qualify Shares or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purpose of covering the issue of Shares in respect of which any option may be exercised, except as otherwise agreed to by the Company in writing.

20.	GOVERNING LAW.

This Plan shall be construed and enforced in accordance with the law of the Commonwealth of Massachusetts.

EXHIBIT A

DEFINITIONS

“Accelerate, Accelerated, and Acceleration” means: (a) when used with respect to an Option that as of the time of reference the Option will become exercisable with respect to some or all of the Shares for which it was not then otherwise exercisable by its terms; and (b) when used with respect to a Stock Grant, that the Risk of Forfeiture otherwise applicable to the Stock Grant shall expire with respect to some or all of the Shares subject to the Stock Grant then still otherwise subject to the Risk of Forfeiture.

“Acquisition” means:

(i) a merger or consolidation of the Company with or into another person;

(ii) the sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions, unless, in the case of foregoing clauses (i) and (ii), securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction; or

(iii) any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) of securities possessing more than 30% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board does not recommend such stockholders accept, other than (a) the Company or an Affiliate, (b) an employee benefit plan of the Company or any of its Affiliates, (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (d) an underwriter temporarily holding securities pursuant to an offering of such securities.

“Administrator” means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the Administrator means the Committee.

“Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, business trust, or other entity controlling, controlled by or under common control with the Company.

“Board of Directors” means the Board of Directors of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder by the regulatory agencies with authority thereunder.

“Committee” means the committee of the Board of Directors to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.

“Common Stock” means shares of the Company’s common stock without par value.

“Company” means VMLogix, Inc., a Delaware corporation.

“Effective Date” means August 25, 2010, the effective date of this Plan, as amended and restated.

“ISO” means an Option meant to qualify as an incentive stock option under Section 422 of the Code.

“Key Employee” means an employee of the Company, or an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

“Market Value” of a Share of Common Stock means the value of a Share of Common Stock on a particular date determined in good faith by such methods or procedures as may be established by the Administrator, provided however, and unless otherwise determined by the Administrator, the Market Value of a Share as of any date is the last sale price for the Shares reported on the Nasdaq National Market (or on any national securities exchange on which the Shares then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported.

“Non-Qualified Option” means an option which is not intended to qualify as an ISO.

“Option” means an ISO or Non-Qualified Option granted under the Plan.

“Option Agreement” means an agreement between the Company and a Participant delivered pursuant to the Plan, in such form as the Administrator shall approve.

“Participant” means a Key Employee, director or consultant of the Company or its Affiliates to whom one or more Stock Rights are granted under the Plan and who are eligible to participate in this Plan under Section 5.

“Plan” means this 2006 Stock Incentive Plan, as amended and restated.

“Restriction Period” means the period of time, established by the Administrator in connection with a Stock Grant, during which the Shares subject to the Stock Grant are subject to a Risk of Forfeiture described in the applicable Stock Grant Agreement.

“Risk of Forfeiture” means a limitation on the right of the Participant to retain Stock Grants, including a right in the Company to reacquire Shares subject to Stock Grants at less than their then Market Value, arising because of the occurrence or non-occurrence of specified events or conditions.

“Shares” means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of the Plan.

“Stock Grant” means a grant by the Company of Shares under the Plan also means the grant by the Company of a right to purchase Shares under a restricted stock purchase arrangement on terms that the Administrator deems appropriate.

“Stock Grant Agreement” means an agreement between the Company and a Participant delivered pursuant to the Plan, in such form as the Administrator shall approve.

“Stock Right” means a right to Shares of the Company granted pursuant to the Plan under an ISO, a Non-Qualified Option or a Stock Grant.

“Ten Percent Owner” means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code). Whether a person is a Ten Percent Owner shall be determined with respect to an Option based on the facts existing immediately prior to the Grant Date of the Option.